EXHIBIT 5.1

[Key Tronic Corporation Letterhead]

May 29, 2009

Key Tronic Corporation

North 4424 Sullivan Road

Spokane Valley, WA 99216

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As General Counsel of Key Tronic Corporation (the “Company”), I have acted as counsel in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an aggregate of up to 1,000,000 shares of common stock, no par value, of the Company (the “Shares”), which may be issued under the Key Tronic 401(k) Retirement Savings Plan (the “Plan”).

I have examined the Registration Statement, the Company’s Restated Articles of Incorporation as amended to date, the Company’s Restated Bylaws as amended to date, and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan as original issuance shares, upon the due execution by the Company and the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ KATHLEEN L. NEMETH
Kathleen L. Nemeth General Counsel and Secretary, Key Tronic Corporation